NORTHROP GRUMMAN CORPORATION

EXHIBIT 21

NORTHROP GRUMMAN CORPORATION SUBSIDIARIES

Address for all subsidiaries is:

c/o NORTHROP GRUMMAN CORPORATION
Office of the Secretary
1840 Century Park East
Los Angeles, California 90067

	Jurisdiction of	Ownership
Name of Subsidiary	Incorporation	Percentage
Northrop Grumman Systems Corporation (formerly Northrop Grumman Corporation)	Delaware	100%
Newport News Shipbuilding Inc.	Delaware	100%
Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.)	Ohio	100%

The company has additional operating subsidiaries, which considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary.

All above listed subsidiaries have been consolidated in the company’s consolidated financial statements.